Exhibit 21.1




                            STONE ENERGY CORPORATION
                      SUBSIDIARIES AS OF DECEMBER 31, 2001



Stone Energy, L.L.C., a Delaware limited liability company

Basin Onshore Oil & Gas, Inc., a Delaware Corporation (1)

Conoco Offshore Inc., a Delaware Corporation (2)

(1) Dissolved effective February 15, 2002.
(2) Merged with Stone Energy Corporation effective February 15, 2002.